SEVERN BANCORP, INC.

Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Chief Operating Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp Announces First Quarter Earnings

Annapolis, MD (April 16, 2013) – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced net income of $621,000 or $.03 per share for the first quarter of 2013, a slight increase of  $44,000, or 7.6%  compared to net income of  $577,000, or $.02 per share for the first quarter of 2012.  Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends.

“The profit posted in the first quarter was a modest one,” stated Alan J. Hyatt, president and chief executive officer.  Mr. Hyatt continued, “Severn continues to work through real estate loans that became troubled.  It is a slow process.  We are confident that the bank is on the right path to improved future earnings, but the effort will continue to take time.  Severn is up to the challenge and intends to provide outstanding community banking services in a market with a diminishing number of community banks.”

About Severn Savings Bank:
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $850 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.
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Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012

Summary Operating Results:
Interest income	$8,913	$9,412	$9,104	$10,276	$10,265
Interest expense	2,315	2,587	3,027	3,336	3,552
Net interest income	6,598	6,825	6,077	6,940	6,713
Provision for loan losses	320	300	-	-	465
Net interest income after provision
for loan losses	6,278	6,525	6,077	6,940	6,248
Non-interest income	1,572	1,478	1,039	835	891
Non-interest expense	6,785	5,815	5,961	5,732	6,139
Income before income tax provision	1,065	2,188	1,155	2,043	1,000
Income tax provision	444	914	481	840	423
Net income	$621	$1,274	$674	$1,203	$577

Per Share Data:
Basic earnings per share	$0.03	$0.09	$0.03	$0.08	$0.02
Diluted earnings per share	$0.03	$0.09	$0.03	$0.08	$0.02
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,100,454	10,066,679	10,066,679	10,066,679	10,066,679

Performance Ratios:
Return on average assets	0.07%	0.14%	0.08%	0.13%	0.06%
Return on average equity	0.57%	1.19%	0.63%	1.13%	0.54%
Net interest margin	3.47%	3.33%	3.09%	3.41%	3.27%
Efficiency ratio*	72.01%	63.70%	71.19%	64.96%	64.73%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012

Balance Sheet Data:
Total assets	$849,598	$852,118	$862,628	$897,390	$901,111
Total loans receivable	653,595	669,187	688,405	687,796	701,596
Allowance for loan losses	(15,465)	(17,478)	(23,180)	(24,097)	(25,795)
Net loans	638,130	651,709	665,225	663,699	675,801
Deposits	593,900	599,394	609,772	643,653	650,473
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	109,349	108,996	108,004	107,612	106,691
Bank's Tier 1 core capital to total assets	14.8%	14.6%	14.1%	13.4%	13.2%
Book value per share	$8.22	$8.18	$8.08	$8.04	$7.95

Asset Quality Data:
Non-accrual loans	$35,064	$37,495	$42,596	$38,965	$29,559
Foreclosed real estate	14,895	11,441	13,801	16,329	19,853
Total non-performing assets	49,959	48,936	56,397	55,294	49,412
Total non-accrual loans to net loans	5.5%	5.8%	6.4%	5.9%	4.4%
Total non-accrual loans to total assets	4.1%	4.4%	4.9%	4.3%	3.3%
Allowance for loan losses	15,465	17,478	23,180	24,097	25,795
Allowance for loan losses to total loans	2.4%	2.6%	3.4%	3.5%	3.7%
Allowance for loan losses to total
non-accrual loans	44.1%	46.6%	54.4%	61.8%	87.3%
Total non-performing assets to total assets	5.9%	5.7%	6.5%	6.2%	5.5%
Non-accrual troubled debt restructurings (included above)	6,774	5,635	12,574	9,515	11,677
Performing troubled debt restructurings	46,607	56,448	51,230	51,034	51,219